Exhibit 1

QUILMES INDUSTRIAL (QUINSA) S.A. BOARD ANNOUNCES PRELIMINARY
 REACTION TO THE TENDER OFFER RECENTLY ANNOUNCED BY AMBEV

LUXEMBOURG – November 14, 2006 –Quilmes Industrial (Quinsa), S.A. (NYSE:LQU) (“Quinsa” or the “Company”) announced today that its Board of Directors has met and reviewed the terms of the voluntary tender offer that Companhia de Bebidas das Américas – AmBev (“AmBev”) intends to make for any and all Class A shares and Class B shares (including Class B shares held as American Depositary Shares (“ADSs”)) of Quinsa that are not owned by AmBev or its subsidiaries.  AmBev previously announced that, subject to the approval by the Commission de Surveillance du Secteur Financier (the “CSSF”) in Luxembourg, the offer will be made by Beverage Associates Holding Ltd. (“BAH” or the “Offeror”), a Bahamian corporation and a wholly-owned subsidiary of AmBev, and that BAH intends to offer US$3.35 per Class A share, US$33.53 per Class B share (US$67.07 per ADS) (the “Offer Price”) upon the terms and subject to the conditions in an offer to purchase to be approved by the CSSF.  AmBev indirectly owns approximately 97% of the voting interest and approximately 91% of the economic interest in Quinsa.

The Board of Directors of the Company reviewed the terms of the Offer described in AmBev’s press release.  In addition, the Board of Directors of the Company received a presentation from management reviewing the terms of the Offer and its financial aspects.  Based on the review of these documents and considering the information made available to it, the Board concluded preliminarily that, subject to the continuation of market, economic and business conditions substantially similar to those of today, the Offer Price is fair, from a financial point of view, to Quinsa’s shareholders other than AmBev and its affiliates.  The Board reached this preliminary conclusion after taking into account a number of factors including the following:

1.

To the Company’s knowledge, the Offer Price is the highest price per share ever paid for the Company’s stock in an open market or privately negotiated transaction since Quinsa’s listing on the Luxembourg Stock Exchange (“LSE”) and the New York Stock Exchange (“NYSE”);

2.	The Offer Price is equal to the price per share paid by AmBev to Beverage Associates Corp (“BAC”) on August 8, 2006 (the “BAC Transaction”);

3.

The Offer Price represents a premium of approximately 17.7% to the closing price of the Class A shares on November 3, 2006 and 25.4% to the closing price of the Class B shares on November 7, 2006, the last trading day each class of share was quoted on the LSE  prior to the date on which the AmBev’s intention to make the Offer was announced, and a premium of approximately 41.9% and 36.9% to the average closing price of the Class A shares and Class B shares, respectively, during the six months prior to November 7, 2006; and

4.

The Offer Price represents a premium of approximately 15.6% to the closing price of the ADSs on November 7, 2006, the last trading day the shares were quoted on the NYSE prior to the date on which the AmBev’s intention to make the Offer was announced, and a premium of approximately 29.2% to the average closing price of the ADSs during the six months prior to November 7, 2006.

To provide additional comfort to Quinsa’s shareholders, the Board has decided to retain a financial adviser to review the Offer and provide the Board with its view as to the fairness of the Offer Price, from a financial point of view, to Quinsa’s unaffiliated shareholders.

The Board expects to provide further advice to its shareholders and to make a final recommendation after it receives the advice of its financial adviser.

Disclaimers

A TENDER OFFER FOR THE OUTSTANDING CLASS A SHARES AND CLASS B SHARES OF QUINSA (INCLUDING CLASS B SHARES HELD AS ADSs) HAS NOT YET COMMENCED.  SHAREHOLDERS OF QUINSA ARE ADVISED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO AND THE DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE CSSF AND THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION INCLUDING THE JUSTIFICATION FOR ANY POSITION TAKEN BY THE BOARD.  ONCE A FILING IS MADE WITH THE SEC, SHAREHOLDERS OF QUINSA CAN OBTAIN THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SEC FOR FREE AT THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  SHAREHOLDERS OF QUINSA MAY ALSO OBTAIN COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC AND THE CSSF FOR FREE AT QUINSA’S WEB SITE AT HTTP://WWW.QUINSA.COM.

The Companies

Quinsa is the largest brewer in Argentina, Bolivia, Paraguay and Uruguay, having a share of the Chilean market as well.  It also is the Pepsi bottler in Argentina and Uruguay.

AmBev is the largest brewer in Brazil and in South America through its beer brands Skol, Brahma, Antarctica.  AmBev also produces and distributes soft drink brands such as Guaraná Antarctica, and its franchise agreements for Pepsi soft drinks, Gatorade and Lipton Ice Tea.  AmBev has been present in Argentina since 1993 through Brahma.  BAH is a wholly owned subsidiary of AmBev.